Exhibit 10.1

Mutual Termination Agreement

This Mutual Termination Agreement is made effective November 6, 2019, by and among Noble Vici Group, Inc., a Delaware corporation having its place of principal executive office at 1 Raffles Place, #33-02, One Raffles Place Tower One, Singapore 048616 (the "Company"), and Kootoro Vietnam Inc., a limited liability company organized under the laws of Vietnam (“Kootoro”).

WHEREAS, the Company and Kootoro are parties to that certain Binding Memorandum of Understanding dated June 17, 2019 (the “MOU”), pursuant to which the Company agreed to explore a strategic partnership to expand into Vietnam; and

WHEREAS, pursuant to the MOU, the closing of the strategic partnership was anticipated to occur on or before July 31, 2019.

NOW, THEREFORE, in consideration of the foregoing recitals and for good and valuable mutual consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree to the following terms and conditions:

Agreement

1.       Mutual Termination. Effective immediately upon execution of this Mutual Termination Agreement, each party hereto hereby completely and immediately terminates the MOU, and acknowledges and agrees that neither party shall have any obligation or liability to the other in connection with the MOU.

2.       Entire Agreement. This Mutual Termination Agreement is the entire agreement between the parties regarding the subject matter contained herein. It supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding the subject matter contained herein.

IN WITNESS WHEREOF, the parties have executed this Mutual Termination Agreement as of the date first set forth above.

NOBLE VICI GROUP, INC. By: /s/Eldee Wai Chong Tang Eldee Wai Chong Tang Its: Chief Executive Officer	KOOTORO VIETNAM INC. By: /s/ Huan Nguyen Huan Nguyen Its: Chief Executive Officer